ATHENA SILVER EXPANDS HOLDINGS IN CALICO MINING DISTRICT

June 2, 2014                                                                                          FOR IMMEDIATE RELEASE

Boulder, Co ---- Athena Silver Corporation (OTCBB: AHNR) is pleased to announce the purchase of 160 acres of land , located in the Calico Mining District, San Bernardino County, California.  The parcel, is the SE quarter of Section 25, Township 10 North, Range 1 East and is mostly surrounded by public lands. It was purchased for approximately $21,000 in a property tax auction conducted on behalf of the County.

“The acquired property is in the eastern part of the district in an area of historic industrial mining activity and includes a prominent topographical feature known as “Chimney Rock,” said Athena President John Power.  “The property expands our land position in Calico and gives us additional holdings that may be of great value later for remediation purposes or land swaps.”

Power said the company’s flagship Langtry Silver project is one of a handful of pure play domestic silver deposits held by junior exploration companies and the company expects it to  be valued at a premium over resources located in more uncertain jurisdictions.  “Unfortunately, many companies have encountered serious delays and set-backs in parts of South America over the last several years which will ultimately create more interest in deposits located in more stable jurisdictions.”

The Calico Mining District is also home to the Waterloo deposit owned by Pan American Silver and also a substantial private precious metals group has compiled a district-scale exploration project adjacent to the company’s  holdings in the District.

About Athena Silver Corporation:

Athena Silver Corporation is a junior exploration company focused on the exploration and development of its flagship Langtry silver project in San Bernardino County, California.

Langtry Silver Project, San Bernardino County, California

The Langtry silver project consists of 862 acres including 20 patented claims comprising 413.22 acres in the Calico Mining District of San Bernardino County, California. Athena entered into a 20-year mining lease with an option to purchase the Langtry patented claims effective March 15, 2010 and amended in  2012 and 2013. The Lease/Purchase agreement is subject to continuing financial and other commitments on the claims and other royalties more fully described in the company's filings available on the SEC's website at www.sec.gov.

 The historical resource estimate at Langtry is defined by 201 rotary drill holes drilled by the minerals division of Superior Oil Company in the late 1960s and early 1970s.   Average depth was 400 feet and the deepest hole was 575 feet.    Superior estimated a 22 million ton ore body, with silver grading at an average of 2.37 ounces  per ton for a total of 52.14 million ounces and a potential 65% recovery rate on the silver ore.   Athena has not independently verified this historical estimate and cannot attest to their accuracy.

An update resource estimate was commissioned by Athena and that database includes just 135 of the Superior holes together with the 13 holes drilled by Athena in 2011.

An NI 43-101 technical report compiled by SRK International was published on May 3, 2012 based on the market price at that time of $30 per silver ounce for the Langtry project with an Indicated Resource of 18,809,000 Ounces of Silver and Inferred Resource of 42,623,000 Ounces of Silver.

Lava Beds District Prospect, San Bernardino County, California

Athena also has fee simple ownership of a 661.37 acre property near the Lava Beds Mining District and has evidence of historic mining.    It is adjacent to both the “Silver Cliffs” and “Silver Bell” historic mines.   The property is located in the same regional geologic area known as the “Western Mojave Block” that includes our flagship Langtry project.   It is approximately 28.5 miles SE of our Langtry project.  The property appears to be located in a Desert Tortoise Conservation area and may also have value as mitigation land.

Cautionary Statement

The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves , adopted by the CIM Council, as amended. These definitions differ from the definitions in the United States Securities and Exchange Commission (“SEC”) Industry Guide 7 under the United States Securities Act of 1933, as amended (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of a mineral deposit in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

For more information, please visit the Company's website at www.athenasilver.com.

This release contains “forward-looking statements”. Such statements are based on good faith assumptions that Athena Silver Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Athena Silver Corporation's periodic filings with the Securities and Exchange Commission.

Contact: John Power

               President, Athena Silver Corporation

               707-884-3766